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Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: Glenn Schaeffer 702-632-6710

MANDALAY RESORT GROUP DECLARES
CASH DIVIDEND

        LAS VEGAS, NV—June 12, 2003—Mandalay Resort Group (MBG:NYSE) today announced that its Board of Directors has instituted a policy of quarterly cash dividends to shareholders. The company's first quarterly payment will be $.23 per share. This dividend will be payable on August 1, 2003 to shareholders of record on June 26, 2003.

        The company indicated that its dividend policy reflects strong and reliable cash flows in its core operations and underscores its long-standing practice of returning cash to owners, which the company has done in the past through periodic share repurchases.

        Separately, the company announced that on July 15, 2003, it will redeem its $275 million 9 1/4% Senior Subordinated Notes due 2005 at the redemption price of 104.625% plus interest accrued to the redemption date.

        This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by statements herein. Additional information concerning potential facts that could affect the company's future results is included under the caption "Factors that May Affect Our Future Results" in Item 1 of the company's annual report on Form 10-K for the year ended January 31, 2003.

        Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

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MANDALAY RESORT GROUP DECLARES CASH DIVIDEND